EXHIBIT 2.1


                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS

                                      AMONG

                        TENET INFORMATION SERVICES, INC.
                                   ("Seller"),

                     DELTA HEALTHCARE CONSULTING GROUP, INC.
                                    ("Buyer")

                                       AND
                                 FRANK OVERFELT
                                 ("Shareholder")



                               Dated May 23, 2003

ARTICLE I PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES        1
     1.1  Purchase and Sale of Assets                                   1
     1.2  Assets Being Retained by Seller                               1
     1.3  Assumption of Liabilities                                     2
ARTICLE II CONSIDERATION FOR ASSETS                                     2
     2.1  Promissory Note                                               2
     2.2  Security Agreement                                            2
     2.3  Forgiveness of Indebtedness                                   2
ARTICLE III THE CLOSING                                                 2
     3.1  Closing                                                       2
     3.2  Seller's Obligations at Closing                               3
     3.3  Obligations of Buyer and Shareholder at Closing               3
ARTICLE IV CONDITIONS TO CLOSING                                        3
     4.1. Conditions to Obligations of Parties                          3
ARTICLE V COVENANTS AND OBLIGATIONS OF THE PARTIES                      4
     5.1  Covenant Regarding Split of Specified Fees                    4
     5.2  Agreement Regarding IntelliChart                              4
     5.3  Use of Leased Facilities                                      4
     5.4  Confidentiality                                               4
     5.5  Employee Matters                                              5
     5.6  Deletion of Computer Programs, Files                          5
     5.7  Actions to Facilitate Closing                                 6
ARTICLE VI REPRESENTATIONS AND WARRANTIES                               6
     6.1  Representations and Warranties of Seller                      6
     6.2 Representations and Warranties of Buyer and Shareholder        6
ARTICLE VII TERMINATION OF AGREEMENT                                    7
     7.1  Termination                                                   7
     7.2  Effect of Termination                                         7
ARTICLE VIII INDEMNIFICATION                                            7
     8.1  Indemnification                                               7
     8.2  Indemnification Procedures                                    8
     8.3  Cooperation of the Parties                                    8
     8.4  Limitation and Termination of Indemnification Obligations     8


                                i



ARTICLE IX MISCELLANEOUS PROVISIONS                                     9
     9.1  Governing Law, Jurisdiction and Venue                         9
     9.2  Assignment; Binding Upon Successors and Assigns               9
     9.3  Severability                                                  9
     9.4  Counterparts; Facsimile Signatures                            9
     9.5  Amendment and Waivers                                         9
     9.6  Attorneys' Fees                                              10
     9.7  Notices                                                      10
     9.8  Construction of Agreement                                    11
     9.9  Further Assurances                                           11
     9.10 Entire Agreement                                             11


                                List of Exhibits

Exhibit A       Listing of Assets
Exhibit B       Form of Promissory Note
Exhibit C       Form of Pledge and Security Agreement
Exhibit D       Form of Guaranty
Exhibit E       Form of Certificate of Cancellation of
                Indebtedness
Exhibit F       Form of Bill of Sale
Exhibit G       Payments Listing, Showing Amounts Payable by
                Seller to Shareholder
Exhibit H       Completion Items for IntelliChart Installation
                with Hospital
Exhibit I       IntelliChart Agreement
Exhibit J       Settlement Agreement


                                ii


                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS


     THIS AGREEMENT FOR SALE AND PURCHASE OF ASSETS (the "Agreement") is made and entered into effective as of the 23rd day of May, 2003 (the "Agreement Date"), by and between Tenet Information Services, Inc., a Utah corporation ("Seller"), Delta Healthcare Consulting Group, Inc., a Utah corporation ("Buyer') and Frank Overfelt, a Utah resident and the sole shareholder of Buyer ("Shareholder"). Seller, Buyer and Shareholder are sometimes referred to collectively herein as the "Parties," and individually as a "Party."

                                    Recitals

     A. Seller conducts a line of business involved in providing consulting services to hospitals and other healthcare institutions regarding methods and systems improvements, productivity measurements, and cost benefit analyses (the "Consulting Business").

     B. On the terms and subject to the conditions set forth in this Agreement, Seller is willing to sell to Buyer, and Buyer desires to acquire from Seller, the assets of the Consulting Business as listed on Exhibit A attached hereto (the "Assets").

     C. Shareholder, as the sole shareholder of Buyer, is willing to make certain agreements and covenants as set forth herein, as a condition and inducement to the transfer of the Assets from Seller to Buyer.

     D. The Parties desire to enter into this Agreement in order to set forth and establish their rights and obligations with respect to the transactions contemplated hereby.

                                    Agreement

     NOW THEREFORE, intending to be legally bound, and in consideration of the above-recited premises and the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                    Article I
             Purchase and Sale of Assets; Assumption of Liabilities

     1.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 3.1 below), Seller shall sell, convey, transfer, assign and deliver the Assets to Buyer, and Buyer shall purchase, acquire and accept the Assets from Seller.

     1.2 Assets Being Retained by Seller. This Agreement relates only to the specific Assets listed on Exhibit A attached hereto. The Assets will not include, and Seller will retain all rights and interests in, all other assets it holds, including all assets relating to its EDNet and ARCNet products, businesses and operations. Except as otherwise specifically provided herein, Seller will retain all of its cash, accounts, receivables and business records.

     1.3 Assumption of Liabilities. From and after the Closing, Buyer will assume all obligations and liabilities associated with the Consulting Business, including all outstanding obligations under existing contracts or arrangements for the provision of consulting services and the delivery of reports with respect thereto, and all obligations regarding future maintenance of IntelliChart installations. Buyer will not assume, and Seller will retain, all obligations and liabilities relating to the businesses conducted by Seller with the EDNet and ARCNet assets. Any claims relating to the Consulting Business, whether relating to services rendered prior to, or services to be rendered subsequent to, the Closing, shall be the responsibility of Buyer. Any other claims relating to the conduct of the Seller's business prior to the Closing, and all claims relating to business conducted by Seller after the Closing, shall be the responsibility of Seller. Each Party agrees to indemnify and hold harmless the other Parties with respect to claims for which the indemnifying party is responsible, and Shareholder agrees to indemnify and hold harmless Buyer with respect to claims for which Buyer is responsible.

                                   Article II
                            Consideration for Assets

     2.1 Promissory Note. In consideration for the transfer of the Assets to Buyer as provided herein, Buyer will execute and deliver to Seller at the Closing a promissory note in the form attached hereto as Exhibit B (the "Note").

     2.2 Security Agreement. To secure the payment of the obligations represented by the Note, Shareholder will deliver to Seller at the Closing a fully executed: (i) Pledge and Security Agreement in the form attached hereto as Exhibit C and providing for a pledge of all shares of the Seller's Common Stock held by Shareholder and certain related parties as security for such payment obligations (the "Security Agreement"); and (ii) Guaranty in the form attached hereto as Exhibit D (the "Guaranty").

     2.3 Forgiveness of Indebtedness. As additional consideration for the transfer of the Assets to Buyer, at the Closing Buyer and Shareholder will deliver to Seller a fully executed certificate of cancellation of indebtedness in the form attached hereto as Exhibit E (the "Certificate of Cancellation of Indebtedness"), pursuant to which indebtedness owed by Seller to Shareholder and to International HealthCare Consulting Group, an entity controlled by Shareholder ("IHCG") will be cancelled.

                                   Article III
                                   The Closing

     3.1 Closing. The closing of the purchase and sale of the Assets and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Snell & Wilmer, LLP, 15 West South Temple, Suite 1200, Gateway Tower West, Salt Lake City, Utah 84101, or at such other location as may be mutually agreed upon by the Parties, at 5:00 p.m., local time, on May 23, 2003, or such later date as all conditions to the Closing as set forth in this Agreement have been satisfied or waived, other than conditions with respect to actions the respective parties will take at the Closing itself (the "Closing Date"). No Party shall be required to proceed with the Closing if it does not occur by May 16, 2003. All payments, pro-rations and calculations shall be determined as if the Closing were taking place at the end of the day on May 2, 2003.

     3.2 Seller's Obligations at Closing. At the Closing, Seller will take the actions and deliver the documents and instruments referenced below:

          3.2.1 Bill of Sale. Seller will deliver to Buyer an executed Assignment and Bill of Sale in the form attached hereto as Exhibit F (the "Bill of Sale"), conveying to Buyer legal title in and to the Assets, and all rights, title and interests of Seller with respect thereto.

          3.2.2 Possession of Acquired Assets. Simultaneously with delivery of the Bill of Sale, Seller will take such steps as may be necessary to put Buyer in possession and operating control of the Assets and the Consulting Business.

          3.2.3 Settlement of Accounts. At the Closing, Seller will pay to Shareholder all amounts due to Shareholder, with respect to his employment and otherwise, as set forth in the listing of payments set forth in Exhibit G attached hereto (the "Payments Listing"), being all obligations owed by Seller to Shareholder other than those forgiven pursuant to the Certificate of Cancellation of Indebtedness. Seller and Shareholder will also execute and exchange executed counterparts of the Settlement Agreement, as defined in
Section 5.5.1 below.

          3.2.4 Execution of IntelliChart Agreement. At or promptly after the Closing, Seller will execute and deliver to Buyer the IntelliChart Agreement, as defined in Section 5.2 below.

     3.3 Obligations of Buyer and Shareholder at Closing. At the Closing, Buyer and Shareholder shall deliver to Seller the following:

          3.3.1 Note and Security Agreement. Buyer and Shareholder will deliver to Seller the executed Note, Security Agreement and Guaranty, as contemplated by Sections 2.1 and 2.2 above.

          3.3.2 Certificate of Cancellation of Indebtedness. Shareholder will deliver to Seller the Certificate of Cancellation of Indebtedness as contemplated by Section 2.3 above, executed by Shareholder and on behalf of IHCG.

          3.3.3 Resignation. Shareholder will deliver to Seller an executed resignation from his position as a member of Seller's Board of Directors, in a form reasonably acceptable to Seller, with such resignation to be effective as of the Closing.

                                   Article IV
                              Conditions to Closing

     4.1. Conditions to Obligations of Parties. Neither Party shall be obligated to proceed with the Closing, unless the other Party has performed and complied with, or will perform and comply with at the Closing, all of the covenants contained in this Agreement required to be performed by such other Party at or prior to the Closing.

                                    Article V
                    Covenants and Obligations of the Parties

     5.1 Covenant Regarding Split of Specified Fees. Seller has installed an IntelliChart application with Texas Children's Hospital ("Hospital"), and a fee of $16,110 is due and payable from the Hospital to Seller upon acceptance of the installation. Upon the Hospital's acceptance of such installation, the fees paid by Hospital to Seller with respect to such installation will be split equally between Seller and Buyer. Hospital has indicated that the items listed on Exhibit H attached hereto (the "Completion List") must be completed, corrected or resolved prior to Hospital's acceptance of the installation.
Seller agrees to use its commercially reasonable best efforts to address the items set forth on the Completion List in order to obtain the Hospital's acceptance of the installation, thereby triggering the payment of the above referenced fee. However, in no event will Seller's efforts to achieve such acceptance be required to exceed the levels set forth in Exhibit H. Until such time as the Hospital pays the fees associated with its acceptance of the IntelliChart installation, Seller shall retain responsibility for maintaining such installation or otherwise settling or terminating the agreement with the Hospital with respect thereto. To the extent intellectual property rights or licenses with respect to IntelliChart are granted to Buyer hereunder, Buyer hereby grants to Seller all rights (to the extent Buyer possesses such rights) to such intellectual property as may be required for Seller to be able to perform its obligations hereunder. From and after the Hospital's acceptance of the IntelliChart installation, Buyer will assume all responsibilities for maintenance of the above-referenced installation, and will be entitled to retain all fees paid with respect to such future maintenance activities.

     5.2 Agreement Regarding IntelliChart. At or promptly after the Closing, Seller will enter into an agreement with Buyer with respect to IntelliChart and related intellectual property rights, upon the terms and conditions set forth in
Exhibit I attached hereto (the "IntelliChart Agreement"). Buyer and Shareholder covenant and agree not to use the IntelliChart software or related intellectual property in a manner inconsistent with the IntelliChart Agreement.

     5.3 Use of Leased Facilities. From and after the Closing, Buyer shall have the right to continue the operation of the Consulting Business from that portion of the leased facilities from which the Consulting Business is currently operated, upon the following terms and conditions: (i) Buyer shall not required to pay any rent with respect to such space until June 15, 2003; (ii) For all periods commencing after June 15, 2003, Buyer will pay its pro-rata share of all rent of such facility, together with all costs and expenses associated therewith, with such payment to be made upon demand from Seller or its successor in interest, within time periods required by Seller or by the underlying lease,
(iii) Buyer will observes all aspects of the lease applicable to such space and such restrictions as may be reasonably imposed from time to time by Seller, and
(iv) Seller may terminate Buyer's rights with respect to the use of such facilities upon any sale of all or substantially all of Seller's remaining assets, or upon thirty (30) days prior written notice. Any rights of Buyer to utilize any portion of such leased facilities shall terminate on any termination of the underlying lease. Buyer agrees to execute a sublease agreement reasonably prepared by Seller to document the arrangement referenced above.

     5.4 Confidentiality. From and after the Closing Date, each of Parties will hold in strict confidence and will not divulge, communicate or use in any way, any business plans or strategies, customer lists, financial data, know-how, trade secrets or other information of the other Party, except that Buyer will be entitled to use the trade secrets acquired from Buyer as part of the Assets related to the Consulting Business.

     5.5  Employee Matters.

          5.5.1 Termination of Shareholder's Employment; Settlement of Accounts. The Parties agree and covenant that Shareholder's employment with Seller will terminate effective May 2, 2003. The Parties further agree and acknowledge that upon the payment to Shareholder at the Closing of the amounts indicated in the Payment Listing, and the delivery by Shareholder at the Closing of the Certificate of Cancellation of Indebtedness, all obligations owed by Seller to Shareholder in connection with his employment with Seller and the termination of such employment shall have been satisfied in full, and from and after the Closing, Shareholder will forever release and hold harmless Seller from and against any claims arising from Shareholder's employment with Seller, and any obligations of Seller arising in connection with such employment. Concurrently with the Closing, Seller and Shareholder will execute a Mutual Release and Settlement Agreement in the form attached hereto as Exhibit J (the "Settlement Agreement").

          5.5.2 Termination of Other Employees of Consulting Business. The Parties understand and acknowledge that effective May 2, 2003, Seller plans to terminate the employment of Michael Chidester and Cory Carrigan (the "Consulting Employees"), two employees involved with the operation of the Consulting Business. Buyer agrees that effective upon the Closing it will offer employment to each of the two Consulting Employees, on terms no less favorable to them than the terms on which they are currently employed by Seller.

          5.5.3 Assumption of Responsibility for Accrued Vacation Benefits. Upon the Closing, Buyer will assume all responsibility for, and will pay and/or satisfy by granting comparable benefits with credit for time worked at Seller, all obligations owed by Seller to the Consulting Employees with respect to accrued vacation benefits relating to the periods of their employment with Seller.

          5.5.4 Continuation of Health Coverage. Upon the Closing, and subject to compliance by the covered individuals with applicable legal requirements, Seller will pay the premiums associated with the continued coverage of Shareholder, the Consulting Employees and Donald Ballash under the Corporation's health insurance benefit plans, for the period ending on May 31, 2003, consistent with the terms of such benefit plans as currently administered.

     5.6 Deletion of Computer Programs, Files. Seller shall be entitled, prior to the Closing, to delete from the desktop and laptop computers to be transferred to Buyer at the Closing, all programs and files associated with Seller's ongoing business, or not being sold by Seller hereunder, or as to which Buyer is not acquiring any rights hereunder. If Seller does not take such action, then Buyer will take all such action immediately upon the Closing, and will not make any unauthorized use of any such programs or files.

     5.7 Actions to Facilitate Closing. From and after the date hereof, each Party will exercise its reasonable efforts to complete and perform the items to be completed and performed by it at or prior to the Closing.

Article VI
                         Representations and Warranties

     6.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that each of the following statements is true and correct:

          6.1.1 Organization and Authorization. Seller is a corporation duly organized and in good standing under the laws of the State of Utah, has the full power and authority to enter into and perform its obligations under this Agreement, and has obtained the necessary approval of its Board of Directors to take such actions.

          6.1.2 Execution; Binding Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          6.1.3 No Representations Regarding Assets. The Assets were originally acquired by Seller from IHCG, and Shareholder oversees the Consulting Business on behalf of Seller. Accordingly, Shareholder is familiar with the Consulting Business and the condition of the Assets, and Seller makes no representation or warranty with respect thereto. THE ASSETS ARE BEING SOLD "AS IS AND WHERE IS," WITHOUT WARRANTY AS TO MERCHANTABILITY, USEFULNESS FOR ANY PARTICULAR PURPOSE, OR CONDITION, OR ANY OTHER WARRANTY.

     6.2 Representations and Warranties of Buyer and Shareholder. Buyer and Shareholder hereby represent and warrant to Seller that each of the following representations, warranties and statements is true and correct:

          6.2.1 Power and Authority. Buyer is a corporation duly organized and in good standing under the laws of the State of Utah, and Shareholder is a resident of the State of Utah. Buyer and Shareholder have the legal capacity, power and authority to enter into and perform their obligations under this Agreement, and all other agreements and instruments contemplated hereby to which Buyer or Shareholder is or is intended to be a party.

          6.2.2 Execution; Binding Agreement. This Agreement has been duly and validly executed and delivered by Buyer and Shareholder, and constitutes a valid and binding obligation of Buyer and Shareholder, enforceable against such Parties in accordance with its terms.

          6.2.3 No Representations Regarding Assets. The Assets were originally acquired by Seller from IHCG, and Shareholder oversees the Consulting Business on behalf of Seller. Accordingly, Shareholder is familiar with the operations and financial condition and prospects of the Consulting Business and the utility and condition of the Assets. Buyer and Shareholder understand and acknowledge that Seller makes no representation or warranty with respect to the Assets of the Consulting Business. Buyer and Shareholder understand and acknowledge that the Assets are being sold "AS IS AND WHERE IS," WITHOUT WARRANTY OF ANY KIND (it being understood that Seller has undertaken certain obligations with respect to IntelliChart as set forth in Section 5.1 above).

          6.2.4 Due Diligence. Buyer and Shareholder have conducted all due diligence they have desired to conduct with respect to the Assets and the Consulting Business and are satisfied with the results thereof. Buyer and Shareholder are aware of and understands the nature and condition of the Assets and the Consulting Business and the obligations and liabilities associated therewith.

                                   Article VII
                            Termination of Agreement

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing as set forth below:

          7.1.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by the mutual written agreement of the Parties.

          7.1.2 For Failure of Closing. This Agreement may be terminated by any Party hereto if the Closing has not occurred by 11:59 p.m., local time in Salt Lake City, Utah, on May 16, 2003, provided that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          7.1.3 For Failure of Closing Conditions. Any Party may terminate this Agreement by giving written notice of termination to the other Party, if prior to the Closing the other Party has breached any of its representations, warranties, or covenants contained in this Agreement in any material respect.

     7.2 Effect of Termination. If this Agreement is terminated as provided above, all rights and obligations of the Parties hereunder shall terminate without liability of any Party to any other Party; provided, however, that nothing herein will relieve any Party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

                                  Article VIII
                                 Indemnification

     8.1 Indemnification. Each Party (as an "Indemnifying Party") agrees to defend, indemnify and hold harmless each of the other parties (as an "Indemnified Party"), from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively "Losses"), directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of the Indemnifying Party pursuant to this Agreement.

     8.2 Indemnification Procedures. An Indemnified Party shall promptly notify an Indemnifying Party of any claim, demand, action or proceeding for which indemnification will be sought under Section 8.1 above and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate, at their own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the Indemnifying Party and the Indemnified Party shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the Indemnifying Party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. Whether or not an Indemnifying Party shall have assumed the defense of any such third party claim, action, demand or proceeding, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any such claim, demand, action or proceeding without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld.

     8.3 Cooperation of the Parties. The Parties shall cooperate with each other in the resolution of any claim or liability with respect to which an Indemnifying Party is obligated to indemnify any Indemnified Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the Indemnifying Party shall not be required to indemnify any person for any losses that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

     8.4 Limitation and Termination of Indemnification Obligations. The indemnification obligations set forth in this Article VIII with respect to the breach of any representations or warranties set forth herein shall terminate on the date which is one year following the Closing; provided that such obligations shall not terminate (i) as to any item as to which the Indemnified Party shall have, before the expiration of such one year period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party, or (ii) as to any claim relating to a breach of a covenant, which requires performance following the Closing. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of one year. All of the covenants of the parties made herein and to be fulfilled following the Closing shall continue following the Closing, in accordance with their terms.

                                   Article IX
                            Miscellaneous Provisions

     9.1 Governing Law, Jurisdiction and Venue. The internal laws of the State of Utah (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. In the event of any claim or dispute arising hereunder, the parties consent to the exclusive jurisdiction and venue of the federal and state courts in the State of Utah.

     9.2 Assignment; Binding Upon Successors and Assigns. No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, except that as referenced in Section 1.1 above, before or after the Closing, Buyer may assign rights and obligations hereunder to an entity wholly owned by Buyer which acquires all of the Assets and assumes the conduct of the Consulting Business. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect and will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace any void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     9.4 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any Party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of each of the Parties reflected hereon as signatories. This Agreement may be considered duly executed and delivered by a party hereto when an electronic facsimile transmission of the signature page hereto and purporting to reflect the execution of such signature page by a representative of such party shall have been delivered by such party to the other parties hereto. Each party hereto agrees that if it executes this agreement by delivery of a facsimile transmission of the signature pages as provided in the preceding sentence, it will thereafter deliver to each of the parties hereto duly executed original counterparts of such signature pages.

     9.5 Amendment and Waivers. Any term or provision of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Party or Parties to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     9.6 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing Party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

     9.7 Notices. Any notice or other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

     (i)  If to Seller:

          Tenet Information Services, Inc.
          53 West 9000 South
          Sandy, Utah  84070
          Attn:  President
          Telecopier:  (801) 568-0906

     with a copy to:

          P. Christian Anderson
          Snell & Wilmer, LLP.
          15 West South Temple, Suite 1200
          Salt Lake City Utah, 84101
          Telecopier:  (801) 257-1800

     (ii) If to Shareholder:

          Frank Overfelt
          4634 South Ledgemont Drive
          Salt Lake City, Utah  04124
          Telecopier:  801-568-0906

     (ii) If to Buyer:

          Delta Healthcare Consulting Group, Inc.
          53 West 9000 South
          Sandy, Utah  84070
          Attn:  Frank Overfelt
          Telecopier:  (801) 278-8635

     with a copy to Shareholder

     All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the Party receiving such copy will have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized courier, on the business day following dispatch by overnight courier service (on the third business day following dispatch in the case of international deliveries), and (d) in the case of mailing, on the third business day following such mailing.

     9.8 Construction of Agreement. This Agreement has been negotiated by the respective Parties hereto and the language hereof will not be construed for or against either Party. A reference to a Section or an Exhibit will mean a
Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     9.9 Further Assurances. Each Party agrees to cooperate fully with each other Party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by such other Party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     9.10 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Agreement Date.

"Seller"                         "Buyer"

Tenet Information Services,      Delta Healthcare Consulting
Inc.                             Group, Inc.

By:_____________________         By:_____________________________
                                     Frank Overfelt,
                                     President
Title:__________________


                                 "Shareholder"

                                 _________________________________
                                 Frank Overfelt

                                    EXHIBIT A

                      LISTING OF ASSETS TO BE SOLD TO BUYER


     The Acquired Assets to be transferred by Seller to Buyer at the Closing are the following:

Hardware:

     1. 2 desktop computers, with four monitors, as used by Shareholder and the Consulting Employees, and having the serial numbers indicated below:
          Mike's PC - (No Serial) Intel P3 1200mHz, 512mb SDRAM
          Cory's PC - (No Serial) Intel P2 600mHz, 256mb SDRAM

          Cory's Monitor - Futura L703ILD95MLC0019180
          Mike's Monitor - Micron 700Vx YA009836041685
          Frank's Monitor - AOC 7 GLR EGGO90808030
          Don's Monitor - Futura K9034LD 03MLD00033709


     2. 3 laptop computers, as used by Shareholder and the Consulting Employees, and having the serial numbers indicated below:
          Mike's Laptop - Micron Transport MEIRFB44739
          Frank's Laptop - Dell Inspiron (Service Tag FQ0Y811) 34225452325 Don's Laptop - Dell Inspiron (Service Tag 6Q0Y811) 14634411301


     3. Photocopy machine utilized in the Consulting Business Panasonic Model FP 3037

Furniture:

     1.   1 Conference room table
     2.    4 Blue side chairs located in Frank and Don's offices
     3.   4 Four desks currently used by Frank, Don, Mike and Cory
     4.   4 Swivel chairs currently used by Frank, Don, Mike, and Cory
     5.   Southwest Bell Freedom Phone System
     6.   Lexmark Optra T610N Laser Printer currently in Frank and Don's office
     7.   3 Book cases, teak and oak currently in Frank, Don and Joe's offices
     8. Computer credenza currently in Joe's office, section used for printer table
     9. Filing cabinets (all legal size) in storage unit, 1 two-drawer legal file cabinet in Frank's office, 4 drawer letter file cabinet in Mike and Cory's office



                                        A-1

Other items:

     1. All contracts relating to consulting services provided through the Consulting Business.
     2. Copies of all customer listings and records relating to such consulting services.
     3.   All marketing materials relating to the Consulting Business.
     4. The content of the Seller's web pages relating to the Consulting Business (but not rights to the web site or domain name, which will be retained by Seller).

     DHCG Storage Unit Inventory

     Items have been tagged with a U of U sticky-note with the exception of the miscellaneous boxes.

     4 4-drawer legal filing cabinets
     1 2-drawer horizontal filing cabinet
     1 Composite wood secretary's desk
     1 Composite wood secretary's desk with return
     1 Composite wood bookshelf
     1 Manual comb binding machine
     3 Composite wood pamphlet organizers
     1 Exhibition booth (two containers)
     Miscellaneous storage boxes containing:
          HCG financial date
          HCG correspondence
          HCG working papers
     3 white boards currently in office
     1 adding machine in Don's office
     2 4-drawer filing cabinets in hallway



                                        A-2


                                    EXHIBIT B

                             SECURED PROMISSORY NOTE


$25,698.53
May 15, 2003
Salt Lake City, Utah


     FOR VALUE RECEIVED, the undersigned, Delta Healthcare Consulting Group, Inc., a Utah corporation ("Maker"), hereby promises to pay to Tenet Information Services, Inc., a Utah corporation ("Payee"), or order in the manner hereinafter provided, the original principal amount of twenty-five thousand seven hundred and NO/100 Dollars ($25,700.00), together with interest on the portion of such principal amount from time to time outstanding, at the simple rate of eight percent (8%) per annum.

     Maker shall pay to Payee the amount of $2,000.00 per quarter, commencing on August 14, 2003 and continuing on the 14th day of each of the next 15 quarters (provided that if the scheduled payment date is not a business day on which banks in Utah are open, the payment due date shall be deferred until the next such business day). At the end of such 15 quarter period, the entire unpaid principal balance hereof shall become due and payable.

     All payments shall be credited first to the payment of accrued interest, and then to a reduction in the outstanding principal amount hereof.

     This Promissory Note is secured by a pledge of shares of the outstanding stock of Payee, pursuant to a Pledge and Security Agreement of even date herewith by and between Maker and Payee (the "Security Agreement").

     Subject to the terms of this Promissory Note, Maker may without premium or penalty at any time and from time to time, prepay all or any portion of the amounts owing hereunder.

     Upon the occurrence of any default by Maker of his payment obligations hereunder and after the notice and cure period indicated hereafter (unless all events of default have been timely cured by Maker within ten (10) days prior written notice of such default to Maker, or waived by Payee), Payee may, at his option, by written notice to Maker, declare the entire unpaid principal balance hereof immediately due and payable regardless of any prior forbearance.

     Payee shall have the right to sell, assign or otherwise transfer its entire interest and rights under this Promissory Note and the Security Agreement. Accordingly, this Promissory Note shall inure to the benefit of Payee, his successors, assigns, transfers, conveys or purchasers. The rights and obligations of Maker hereunder are subject to assignment and adjustment as provided in the Asset Purchase Agreement.

     The rights and remedies of Payee under this Promissory Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Promissory Note shall be effective unless in a writing signed by Payee.


                                        B-1


Neither the failure nor any delay in exercising any right, power or privilege, under this Promissory Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of the Promissory Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by Payee, (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Promissory Note unless so stated in such notice.

     All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two (2) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient.

     Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail; or electronic mail). Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the matter herein set forth. Any provision of this Promissory Note that is prohibited or unenforceable in any jurisdiction shall, as to the jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Promissory Note or affecting the validity or enforceability of the prohibited or unenforceable provision in any other jurisdiction.

     Maker waives diligence, protest, demand presentment for payment, dishonor, notice of protest, and notice of nonpayment of this Promissory Note, and agrees that this Promissory Note and any payment due or to become due hereunder may be extended, modified, amended or renewed from time to time by the Payee hereof without previous demand or notice.

     This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Utah. All rights and obligations of the parties hereto shall be in addition to and not in limitation of those provided by applicable law. The parties hereto consent to the exclusive jurisdiction of the courts of the State of Utah and the Federal courts within the State of Utah for the resolution of any dispute arising in connection with this Promissory Note.

     IN WITNESS WHEREOF, the undersigned have executed this Promissory Note effective as of the date first set forth above.


     Delta Healthcare Consulting Group, Inc.

     By:____________________________________
            Frank Overfelt, President



                                        B-2


STATE OF UTAH       )
                    :  ss.
COUNTY OF SALT LAKE )

     On the _____ day of May, 2003 personally appeared before me, Frank Overfelt, the signer of the foregoing document entitled Promissory Note, who acknowledged to me that he executed the same on behalf of Delta Healthcare Consulting Group, Inc.


                                        ____________________________
                                        NOTARY PUBLIC

My Commission Expires:                  Residing in:

_________________________________       ____________________________



                                        B-3



                                    EXHIBIT C

                          PLEDGE AND SECURITY AGREEMENT


     THIS PLEDGE AND SECURITY AGREEMENT ( the "Agreement") is made and entered into effective as of the 23rd day of May, 2003, by and among: Tenet Information Services, Inc., a Utah corporation ("Pledgee"); Frank Overfelt, a Utah resident ("Overfelt"); and David Overfelt, John Overfelt, Matthew P. Overfelt, Michael T. Overfelt, Deborah Ann Overfelt, Mary Ann Racine, and Sarah Overfelt, who are children of Overfelt ("Overfelt Children"). Overfelt and Overfelt Children are sometimes referred to collectively as the "Pledgors").

                                    Recitals

          A. Pledgee, Overfelt and Delta Healthcare Consulting Group, Inc., a Utah corporation of which Overfelt is the sole shareholder ("DHCG") have entered into an Agreement for Sale and Purchase of Assets dated as of May ___, 2003 (the "Asset Purchase Agreement"), providing for the sale by Pledgee to Overfelt of assets associated with the Pledgee's consulting business (the "Acquired Assets").

          B. Concurrently with the execution of this Agreement, the transactions contemplated by the Asset Purchase Agreement are being closed, and as a portion of the consideration for the Acquired Assets purchased by DHCG from Pledgee, DHCG is delivering to Pledgee DHCG's promissory note of date even herewith, in the principal amount of $25,700.00 (the "Note").

          C. In connection with, and as an inducement and condition to, the transfer of the Acquired Assets from Pledgee to DHCG, the parties are entering into this Agreement to provide for a pledge of all 677,143 shares of the Common Stock of Pledgee held by Pledgors (the "Pledged Shares") as security for the payment of the Note.

                                    Agreement

     NOW THEREFORE, in consideration of the above premises, the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgors and Pledgee agree as follows:

     1. Pledge and Grant of Security Interest. Pledgors hereby grant to Pledgee an unconditional security interest in, and hereby pledge to Pledgee, the Pledged Shares, together with all securities issued in substitution for or with respect to such shares as well as the proceeds thereof and any property to which Pledgors may become entitled by reason of the ownership of the Pledged Shares or such other securities (the "Collateral").

     2. Secured Obligations. This Agreement and the pledge of the Pledged Shares as provided herein are given as security for the payment of all principal, interest and other sums payable under the Note (the "Secured Obligations").


                                        C-1


     3. Perfection of Security Interests. Certificates representing the Pledged Shares, accompanied by stock powers or other instruments of assignment duly executed by each Pledgor (for use in transferring all or a portion of the Pledged Shares if, as and when required or permitted by this Agreement) are herewith delivered by Pledgors to Pledgee. Pledgee shall hold such certificates and assignments subject to the terms and conditions of this Agreement, as security for the payment of the Note. During the term of this Agreement, Pledgors shall also perform all acts as Pledgee may reasonably request in order for Pledgee to perfect a valid security interest for Pledgee in the Collateral.

     4. Title. Each Pledgor represents and warrants to Pledgee that the Pledged Shares held and delivered by such Pledgor are duly and validly authorized, issued and outstanding and are fully paid and nonassessable, and that such Pledgor has good and marketable title thereto, free and clear of any mortgage, pledge, lien or encumbrance, other than the lien created by this Agreement. Pledgors, at their cost and expense, will warrant and defend title to the Pledged Shares against the claims of all third parties and will execute and deliver all such further instruments and take all such further action as may from time to time may be reasonably requested by Pledgee to maintain the lien created by this Agreement as a valid lien.

     5. Voting Rights. During the term of this Agreement, and until a default has occurred by DHCG in the performance of its obligations under the Note, Pledgors shall retain all voting rights with respect to the Pledged Shares.

     6. Stock Adjustments. In the event that during the term of this Agreement any stock dividend, reclassification, readjustment, exchange or other change (whether through stock-splits, exchanges, mergers, distributions or otherwise) is declared or made in the capital structure of Pledgee, all new, substituted and additional shares or other securities issued with respect to the Pledged Shares by reason of any such change shall be delivered to and held by Pledgee under the terms of this Agreement in the same manner as the Pledged Shares originally pledged hereunder. In the event of substitution or addition of such securities, Pledgors and Pledgee shall cooperate and execute such documents as are reasonable so as to provide for the substitution or addition of such collateral and, upon such substitution or addition, references to "Pledged Shares" in this Agreement shall include such substituted or additional shares of capital stock of Pledgee, or its successor.

     7. Default. DHCG shall be deemed to be in default of the Note in the event payment of principal or interest shall be delinquent for a period of ten
(10) days or more after written notice of default is given to DHCG.

     8. Remedies Upon Default. In the event of a default by DHCG in performing its obligations under the Note, the Pledgee shall have all of the remedies of a secured party under the Utah Uniform Commercial Code or as otherwise provided by law. In connection therewith, Pledgors agree that thirty
(30) days notice shall be adequate notice of any sale of the Pledged Shares.

     9. Term of Agreement; Release of Collateral. This Agreement shall continue in full force and effect until the Secured Obligations shall have been paid in full, and the security interest created hereunder shall be terminated and released by such payment. Promptly following the payment in full of the


                                        C-2


Note and the termination of the security interest created hereunder, Pledgee shall promptly deliver to Pledgors the certificates representing the Pledged Shares then held by Pledgee, all stock assignments relating thereto, and any other instruments or documents representing the Collateral as to which the security interest created hereby has been terminated.

     10.  General Provisions.

          10.1 Costs and Expenses. Pledgors agree to pay for all out-of-pocket costs and expenses, including, but without limitation, reasonable attorneys' fees and expenses, incurred by or on behalf of Pledgee in enforcing its rights hereunder.

          10.2 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

          10.3 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Utah.

          10.4 Notices. Any notices or other communications required or permitted to be governed hereunder shall be sent, addressed or transmitted to the parties as provided in the Asset Purchase Agreement, and will be deemed effective as provided therein..

          10.5 Amendment. This Agreement may be amended or modified only in a written document that refers to this Agreement and is executed by Pledgors and Pledgee.

          10.6 Attorneys' Fees. In the event any action or proceeding is brought by any party to enforce the provisions of this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.


Pledgors:

__________________________
Frank Overfelt


__________________________
David Overfelt


__________________________
John Overfelt


                                        C-3


__________________________
Matthew P. Overfelt


__________________________
Michael T. Overfelt


__________________________
Deborah Ann Overfelt


__________________________
Mary Ann Racine


__________________________
Sarah Overfelt


Pledgee:

Tenet Information Services, Inc.


By:_______________________

Title:____________________


                                        C-4



                                    EXHIBIT D

                                    GUARANTY

      THIS GUARANTY ("Guaranty") is made and entered into as of the ___ day of May, 2003, by Frank Overfelt, a Utah resident ("Guarantor"), to and for the benefit of Tenet Information Services, Inc., a Utah Corporation ("Seller").

                                    Recitals:

     A. Delta Healthcare Consulting Group, Inc., a Utah Corporation ("Buyer"), has purchased from Seller certain assets relating to Seller's consulting business (the "Consulting Assets"), and in partial consideration for the Consulting Assets has issued to Seller Buyer's promissory note (the "Note") in the aggregate principal amount of twenty-five thousand seven hundred and NO/100 Dollars ($25,700.00).

     B.   Guarantor is a shareholder of Buyer.

     C. Seller requires, as a condition precedent to selling the Consulting Assets to Buyer and accepting the Note in partial consideration therefore, that Guarantor guarantee the collection of all principal, interest and other charges, costs and fees provided for in the Note, in accordance with the terms and conditions set forth below.

     D. Seller has committed to sell the Consulting Assets to Buyer and to accept the Note in partial consideration therefore, based in part upon the execution of this Guaranty, and Buyer and Guarantor have accepted the terms and conditions of the Note.

     E. As additional security for payment of the obligations arising under the Note, the Guarantor and certain other parties (collectively the "Pledgors") have entered into a Pledge and Security Agreement with Seller, dated May __, 2003 (the "Pledge Agreement"), pursuant to which all outstanding shares of Seller held by Pledgors have been pledged to secure such obligations.

      NOW, THEREFORE, in order to induce Seller to sell the Consulting Assets to Buyer and accept the Note in partial consideration therefore, and in consideration of other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

     1. Guaranty. Guarantor hereby unconditionally and absolutely guarantees the following (collectively the "Obligations"):

          a. The collection of all payment obligations which are owed by Buyer to Seller pursuant to the Note; and

          b. The payment of all fees, charges, expenses, reasonable attorney fees and costs of court chargeable to Guarantor as provided in this Guaranty;


                                        D-1

     2. Satisfaction by Guarantors. Seller may make demand on Guarantor for the satisfaction of any unpaid portion of the Obligations, upon satisfaction of the following condition:

          a. The indebtedness of Buyer to Seller under the Note shall have matured or been accelerated due to a default by Buyer thereunder.

Upon satisfaction of the foregoing condition, Guarantor shall satisfy the remaining unpaid balance of the Obligations.

     3. Attorney Fees. Guarantor shall pay reasonable attorney fees and all other reasonable costs and expenses which may be incurred by Seller in the enforcement of this Guaranty. In addition, Guarantor hereby consents to the jurisdiction of the courts of the State of Utah and to venue in Salt Lake County, Utah as proper forum and venue for resolution of disputes under this Guaranty.

     4. Amendments. Neither this Guaranty nor any provisions hereof may be changed, waived, discharged or terminated orally and may only be modified or amended by an instrument in writing, signed by both Seller and Guarantor.

     5. Binding Effect. This Guaranty shall be binding upon Guarantor, and the successors and assigns of Guarantor. This Guaranty shall inure to the benefit of Seller. and Seller's successors and assigns.

     6. Survival. This Guaranty shall survive the closing of the transfer of the Consulting Assets from Seller to Buyer, and each and every one of the obligations and undertakings of Guarantor contained herein shall be continuing obligations and undertakings and shall not cease and terminate until all of the Obligations shall have been fully paid, performed and discharged, or this Guaranty has terminated as provided below.

     7. Termination. This Guaranty and the Guarantor's obligations hereunder shall automatically cease and terminate, and be of no further force or effect, if and when the outstanding principal amount of the Note has been reduced to no more than $12,000, without any default occurring by Buyer under the Note or by any of the Pledgors under the Pledge Agreement.

     8. Assignment. Seller may assign Seller's rights under this Guaranty, in whole or in part, to any other person, firm or corporation. Seller agrees to provide prompt written notice to Guarantor of any such assignment.

     9. Notices. Except as otherwise provided herein, all notices shall be in writing and shall be deemed to have been sufficiently given or served when presented personally or on the fifth day following the day on which the same is deposited in the United States mail, by registered or certified mail, postage prepaid, addressed as follows:


                                        D-2



     If to Seller, to:   Tenet Information Services, Inc.
               53 West 9000 South
               Sandy, Utah  84070
               Attn:  President
               Telecopier:  801) 568-0906

     If to Guarantor, to:
               Frank Overfelt
               4634 South Ledgemont Drive
               Salt Lake City, Utah  84124
               Telecopier:  (801) 278-8635

Such addresses may be changed by notice to the other party or parties given in the same manner as above provided.

     10. Severability. If any term or provision of this Guaranty shall, to any extent, be determined by a court of competent jurisdiction to be void, voidable or unenforceable, such void, voidable or unenforceable term or provision shall not affect any other term or provision of this Guaranty.


     11. Interpretation. Whenever the context shall require, the plural shall include the singular, the whole shall include any part thereof, and any gender shall include both other genders. The paragraph headings contained in this Guaranty are for purposes of reference only and shall not limit, expand or otherwise affect the construction of any provisions hereof.

     12. Governing Law. This Guaranty and all matters relating hereto shall be governed by, construed and interpreted in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed within such State.


     DATED effective as of the date first above written.


Guarantor:

____________________________
Frank Overfelt



                                        D-3


                                    EXHIBIT E

                   CERTIFICATE OF CANCELLATION OF INDEBTEDNESS


     The undersigned hereby certify that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective upon the closing of the sale of certain assets by Tenet Information Services, Inc. ("Tenet") to Delta Healthcare Consulting Group, Inc., pursuant to the terms of the Agreement for Sale and Purchase of Assets (the "Agreement") entered into between such parties and Frank Overfelt ("Overfelt") effective as of May __, 2003, the following indebtedness (the "Cancelled Indebtedness") owed by Tenet to Overfelt or to International HealthCare Consulting Group ("IHCG") is hereby cancelled and extinguished and deemed to have been satisfied in full.

     A. All amounts payable by Tenet to Overfelt in connection with Overfelt's employment with Tenet (including, without limitation, all compensation payable, or reimbursements for expenses, or accrued benefits) for periods prior to April 1, 2003.

     B. Any amounts payable by Tenet to Overfelt in connection with Overfelt's employment with Tenet for any period after May 2, 2003 and prior to the Closing (as defined in the Agreement).

     C. All indebtedness owed by Tenet to Overfelt and IHCG as a result of funds borrowed by Tenet from IHCG (the outstanding principal amount of which is approximately $54,029.95).

     The undersigned agree to promptly surrender to Tenet, marked cancelled, any promissory notes or other evidences of the Cancelled Indebtedness, and to provide such additional documentation as may be reasonably requested by Tenet to establish the cancellation of the Cancelled Indebtedness.

     The undersigned agree, understand and acknowledge that upon the Closing, by delivery of this Certificate of Cancellation of Indebtedness, and upon payment to Overfelt of the amounts referenced in Section 3.2.3 of the Agreement, Tenet will have fulfilled all of its obligations to Overfelt and IHCG, whether arising pursuant to Overfelt's employment with Tenet or Tenet's borrowing of funds from IHCG, or otherwise, and Tenet shall have no further outstanding financial obligations to Overfelt or IHCG.

     Dated:  May __, 2003


     -------------------------     International HealthCare Consulting Group
     Frank Overfelt
                                   By:__________________________
                                        Frank Overfelt

                                   Title:_______________________




                                        E-1


                                    EXHIBIT F

                                     FORM OF

                                  BILL OF SALE

     Pursuant to the terms of that certain Agreement for Sale and Purchase of Assets entered into by and between Tenet Information Services, Inc. ("Seller") , Delta Healthcare Consulting Group, Inc. ("Buyer") and Frank Overfelt as the sole shareholder of Buyer ("Shareholder"), dated as of May __, 2003 (the "Purchase Agreement"), and for the consideration specified therein, Seller does hereby grant, bargain, transfer, sell, assign, convey and deliver to Buyer), the assets referenced in Exhibit A attached hereto (the "Assets"), and all of Seller's rights, title and interests with respect thereto.

     Seller hereby warrants that Seller is the legal owner of the Assets and that the Assets are free from all liens, claims and encumbrances. Seller warrants and agrees to defend his title to the Assets against the claims and demands of all persons. Seller hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Assets sold, conveyed, transferred and delivered by this Bill of Sale.

     This Bill of Sale may be executed in one or more counterparts (and by different parties or separate counterparts), each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument. Telecopied counterpart signature pages will be conclusive evidence of execution.

     Executed at Salt Lake City, Utah, effective this ___ day of May, 2003.

                                   Seller:

                                   Tenet Information Services, Inc.

                                   By:______________________
                                         Fred Anderson, COO

                         ACCEPTED:

                                   Buyer:


                                   _________________________
                                   Frank Overfelt




                                        F-1



                                    EXHIBIT G


                                 PAYMENT LISTING

                     SHOWING AMOUNTS PAYABLE TO SHAREHOLDER

                                   AT CLOSING


     At the Closing, and in full satisfaction of all amounts owed by Seller to Shareholder, Seller will pay to Shareholder the following amounts:

$2,531.71*




*Maximum of $800 in flexible spending account to be resolved.



                                        G-1



                                    EXHIBIT H


                                COMPLETION ITEMS

                        FOR INTELLICHART INSTALLATION AT

                            TEXAS CHILDREN'S HOSPITAL


     The following is a listing of items that Texas Children's Hospital has indicated it will require before accepting the IntelliChart application, and which Seller has agreed to use its commercially reasonable best efforts to address, in order to facilitate the acceptance of the installation and the release of the fee payment related thereto, as provided in Section 5.1 of the
Agreement:


                               See Attachment H-1


     In no event will Seller be required to take actions to resolve the foregoing items that would require more than 144 man hours of labor.



                                        H-1



                                    EXHIBIT I

                        TERMS FOR INTELLICHART AGREEMENT



      Promptly after the Closing, Seller and Buyer will in good faith negotiate an agreement regarding the respective parties' rights and obligations with respect to the IntelliChart software product (the "IntelliChart Product") and related intellectual property rights (the "IntelliChart Agreement"). Subject to the final terms of the IntelliChart Agreement, it is intended that Buyer and Seller will have rights and obligations with respect to the IntelliChart Product and related intellectual property rights, as follows:

       (a) Buyer will be granted the right to use and modify the IntelliChart Product, and to license its use to its customers in the Consulting Business, subject to certain restrictions and limitations as referenced below, to protect Seller and its successors in interest

       (b) In order to separate, to the extent possible, the code required for the IntelliChart Product from the code relating to features of the
       Seller's EDNet product which are not utilized by the IntelliChart Product, Seller will promptly undertake to separately and incrementally compile the code relating to the units, forms and features of the IntelliChart Product, and will present to Buyer a disk with a copy of the code required to compile the IntelliChart applications, but without code or features not required for operation of the IntelliChart Product. This code will be the only code to which Buyer will have access. Seller will promptly take action to swap out the previous version of the IntelliChart Product currently installed with any customers, in exchange for this new, separately compiled version, and assume any costs associated with the transition.

       (c) Seller will fulfill its obligation to place source code in escrow for the Hospital, in accordance with the contract entered into between Seller and Hospital.

       (d) With the separation procedure referenced above, Buyer will be required to obtain its own licenses with respect to use of third party software utilized as components within the IntelliChart Product.

       (e) Seller and its successors in interest will own all intellectual property rights with respect to the existing source and object codes of the IntelliChart Product as of the date of Closing, as included in the separately compiled product as referenced above (the "Existing Codes").

       (f)   Buyer  will be granted an exclusive, world-wide, paid-up right  and license  to  use,  modify  and market the IntelliChart  Product  for  the purpose of providing patient classification and determining workload requirements by patient type, to hospitals, other health care facilities, and the departments thereof (the "Permitted Applications").



                                        I-1



       (g) Buyer will have the right to use, market and license the IntelliChart Product or any of the Existing Code or any derivations thereof for any Permitted Application.

       (h) Buyer will not have any right to use the IntelliChart Product or any of the Existing Code or any derivations thereof for any information system technologies, programs or applications that provide any of the following functionality (the "Prohibited Applications"):

          Individual patient demographic identification (other than as provided by the current IntelliChart Product)
          Patient order entry and workload assignment (other than workload identification and measurement)
          Documentation of patient encounters (other than identification of numbers of patients by class level, including turnover rates and related information as currently provided in the IntelliChart Product) Charge capture as a result of patient encounters (provided that this restriction shall not preclude interfaces with hospital charging systems)
          Outcome measurement on based on patient encounter documentation Triage, tracking, prescription writing, discharge for use in any of the following markets (the "Prohibited Markets"):
       Respiratory care
          Physical therapy
          Occupational therapy
          Speech therapy
          Recreational therapy
          Emergency department
          Urgent care facilities
          Inpatient / outpatient surgery
          General and intensive care nursing in hospitals
          Labor and delivery (perinatal) departments in hospitals.

       (i) Buyer and Shareholder will agree to a non-competition covenant, restricting them from providing products or services for Prohibited Applications in Prohibited Markets for a period of 18 months following the Closing.

       (j)   Buyer will have access to the Existing Codes, in order to customize
       the   features   of  the  IntelliChart  Product  for  use  in   Permitted
       Applications, but for no other purposes.

       (k) Each IntelliChart client must execute an End User License Agreement in a form provided or approved by Seller or its successor in interest.

       (l) Except as otherwise specifically provided in Section 5.1 of the Agreement, Buyer must provide all support for all end users of the IntelliChart Product and any warranties with respect to the IntelliChart Product will come only from Buyer.


                                        I-2


       (m)    Buyer  will  provide  all  required  copyright  notices   on   all
       IntelliChart Products and related literature, including any copyright notices reasonably requested by Seller or its successor in interest.

       (n)  Buyer will have exclusive rights to the IntelliChart name.


                                        I-3



                                    EXHIBIT J


                   SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS


     THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS (the "Agreement") is made and entered into effective as of the ___ day of May, 2003, by and between Frank Overfelt ("Overfelt") and Tenet Information Services, Inc., a Utah corporation ("Tenet"). Overfelt and Tenet are sometimes referred to collectively herein as the "Parties," and individually as a "Party."

                                    Recitals

     A. Concurrently with the execution of this Agreement, the Parties, together with Delta Healthcare Consulting Group, Inc., a Utah corporation of which Overfelt is the sole shareholder, ("DHCG") are consummating the transfer of certain assets (the "Sale of Assets") from Tenet to DHCG pursuant to the terms of an Agreement for Sale and Purchase of Assets entered into by and among Tenet, DHCG and Overfelt effective as of May __, 2003 (the "Sale Agreement").

     B. As provided in the Sale Agreement, a condition to the closing of the Sale of Assets is that the Parties enter into this Agreement.

     C. In connection with the Sale of Assets and as provided in the Sale Agreement, Overfelt is terminating his employment arrangement with Tenet, and resigning his positions as an officer and director of Tenet.

     D. In connection with the Sale of Assets, the parties wish to settle their affairs and resolve or avoid any potential claims or disputes between them, relating to Overfelt's employment with Tenet.

                                    Agreement

     NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations set forth below, and other good and valuable consideration exchanged between the parties, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Termination of Overfelt's Employment; Settlement of Accounts. The Parties agree and acknowledge that Overfelt's employment with Seller has terminated effective upon the Closing (as defined in the Sale Agreement). The Parties further agree and acknowledge that upon the payment to Overfelt at the Closing of the amounts indicated in the Payment Listing (as defined in the Sale Agreement), and the delivery by Overfelt at the Closing of the Certificate of Cancellation of Indebtedness (as defined in the Sale Agreement), all obligations owed by Tenet to Overfelt in connection with his employment with Tenet and the termination of such employment shall have been satisfied in full.



                                        J-1


     2. Mutual Release of Claims. Effective upon the Closing of the Sale of Assets as described in the Sale Agreement, each of the Parties hereby releases and discharges the other Party from any and all claims, disputes, losses, demands, actions, causes of action, damages, compensation, costs, fees, expenses, contracts, covenants, obligations, debts and liabilities of every kind and nature whatsoever, presently known or unknown, which such releasing Party may, now or in the future, claim, assert or have, in tort, contract, law, equity, or otherwise against such released Party, resulting from or arising out of Overfelt's employment with Tenet, the termination of such employment, or the past conduct of the business of Tenet. Effective upon the Closing of the Sale of Assets, all obligations owed by either Party to the other Party shall be considered to have been satisfied and performed in full.

     3. Waiver of Unknown Claims. Each of the Parties expressly understands, acknowledges and agrees that it is possible that unknown losses or claims exist or that present claims or losses may have been underestimated in amount of severity, and the parties hereto took that into account in determining the amount of consideration to be paid as provided in the Sale Agreement. Each of the Parties further understands, acknowledges and agrees that a portion of the consideration, having been bargained for between the parties with the knowledge of the possibility of such unknown losses or claims, was given in exchange for a full accord, satisfaction and discharge of all such claims and losses as set forth in Section 2 of this Agreement.

     4. Entire Consideration/Full Satisfaction of Obligations. The Parties hereto each declare and agree that the consideration and mutual covenants specified in the Sale Agreement, as well as the mutual covenants set forth herein constitute the sole and entire consideration for the covenants set forth in this Agreement and that no Party has made any promise or offer of further payment or satisfaction or any agreement or promise to do any act or thing not set forth herein. The consideration specified above constitutes full settlement and satisfaction of all obligations owed by each Party to the other Party in connection with or arising out of any of the transactions or events referenced herein.

     5. No Admission of Liability. This Agreement is not intended to be, and shall not be deemed, construed or treated in any respect whatsoever as, an admission of liability by any Party for any purpose.

     6. No Assignment of Rights. Each of the Parties hereto represents, warrants and covenants that it has not assigned or transferred any of its rights to any claims, disputes, losses, demands, actions, causes of action, damages, compensation, costs, fees, expenses, contracts, covenants, obligations, debts or liabilities described herein and that it is lawfully entitled to make this settlement and receive the satisfaction described herein. Each of the Parties shall indemnify and hold harmless the other Party from and against any and all claims and matters (including but not limited to, attorneys' fees) based upon or arising in connection with any such assignment or transfer, or any purported assignment or transfer of any such claims or other matters.

     7. No Impact on Certain Continuing Obligations. The Parties understand, agree and acknowledge that this Agreement and the releases set forth herein shall not be construed to impact, impair, modify or restrict the enforceability of any provisions of, the Sale Agreement, or any agreements between the Parties regarding the confidential treatment of confidential information of either


                                        J-2


Party, or rights to or assignment of any inventions or intellectual property rights, or any rights or obligations of the Parties arising under any such agreements, and all such agreements, as well as the rights and obligations of the Parties arising thereunder, shall continue in accordance with their terms, without regard to this Agreement.

     8. No Impact on Indemnification Obligations, Certain Liabilities. The Parties understand, agree and acknowledge that this Agreement shall not change or affect any rights or obligations any Party may otherwise have with respect to indemnification for actions taken or failed to be taken by Overfelt in his capacities as an officer and director of Tenet, and such indemnification rights and obligations shall be determined by Tenet's Bylaws, resolutions adopted by Tenet's Board of Directors, and the applicable provisions of the Utah Revised Business Corporation Act. Furthermore, this Agreement shall not affect any Party's liabilities with respect to criminal conduct, or breach of fiduciary duty as an officer or director, or violation of applicable state or federal securities laws.

     9. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof. The captions in this Agreement are for convenience only and do not alter or change the substance of the Agreement. Neither modification or amendment of this Agreement, nor any waiver of any of the terms or provisions hereof shall be of any force or effect unless in writing and executed by all of the parties to this Agreement. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No failure to exercise, and no delay in exercising, any right, power or remedy hereunder shall impair any right, power or remedy which either party may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies, or an acquiescence in any breach or default under this Agreement.

     10. Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to this Agreement and their respective legal representatives, receivers, trustees, successors, and assigns.

     11. Costs and Fees. Except as otherwise specifically specified in this Agreement, each party agrees to bear its own costs, expenses and attorneys' fees incurred in connection with or relating to this Agreement and the matters related thereto. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, and any other fees and costs incurred in the action or proceeding, in addition to any other relief to which such party may be entitled.

     12. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Utah, applicable to contracts entered into and to be performed within said State.

     13. Authorized Representatives. Each person who has signed this Agreement in a representative capacity hereby represents and warrants to the other Party hereto that he is duly authorized to execute and enter into this Agreement.



                                        J-3



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.




     Tenet:                             Overfelt:


     Tenet Information Services, Inc.   _____________________________
                                        Frank Overfelt

     By:_____________________________

     Title:__________________________





                                        J-4